EXHIBIT 3.1

__________________________________________

CERTIFICATE OF DESIGNATION

OF

AUTHENTIC HOLDINGS, INC.

Pursuant to Section 78.1955 of the

Nevada Revised Statutes

______________________________________

SERIES E PREFERRED STOCK

On behalf of Authentic Holdings, Inc., a Nevada corporation (the “Corporation”), the undersigned hereby certifies that the following resolution has been duly adopted by the board of directors of the Corporation (the “Board”):

RESOLVED, that, pursuant to the authority granted to and vested in the Board by the provisions of the articles of incorporation of the Corporation (the “Articles of Incorporation”), there hereby is created, out of the one million (1,000,000) shares of preferred stock, par value $0.001 per share, of the Corporation (“Preferred Stock”), a series of Preferred Stock, known as, “Series E Preferred Stock,” consisting of eighty thousand (80,000) shares, which series shall have the following powers, designations, preferences and relative participating, optional and other special rights, and the following qualifications, limitations and restrictions:

The specific powers, preferences, rights and limitations of the Series E Preferred Stock are as follows:

1. Designation; Rank. This series of Preferred Stock shall be designated and known as Series E Preferred Stock. The number of shares constituting the Series E Preferred Stock shall be eighty thousand (80,000) shares. The Series E Preferred Stock shall be subordinate to and rank junior to all indebtedness of the Corporation now or hereafter outstanding.

2. Dividends. The holders of shares of Series E Preferred Stock have no dividend rights except as may be declared by the Board in its sole and absolute discretion, out of funds legally available for that purpose.

3. Voting Rights. Other than as stated in Section 7 or required by law, the holders of Series E Preferred Stock shall not have the right to cast votes on any matters submitted to a vote of the shareholders of the Corporation’s common stock and voting preferred stock, if any, including the election of directors, and all other matters as required by law.

4. Liquidation Preference.

(a) In the event of any dissolution, liquidation or winding up of the Corporation (a “Liquidation”), whether voluntary or involuntary, the holders of Series E Preferred Stock shall be entitled to participate in any distribution out of the assets of the Corporation in an amount equal to $25 (the “Stated Value”) for each share of Series E Preferred Stock before any distribution or payment shall be made to the holders of any common stock, Series B Preferred Stock or Series C Preferred Stock, but after any distribution or payment on account of the Series D Preferred Stock, and if the assets of the Corporation shall be insufficient to pay in full such amounts, then the entire assets to be distributed to the holders of Series E Preferred stock, after payment to the Series D Preferred Stock, shall be ratably distributed among them in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full (the “Liquidation Preference”). The Liquidation Preference is payable after all indebtedness of the Corporation.

1

(b) A sale of all or substantially all of the Corporation’s assets or an acquisition of the Corporation by another entity by means of any transaction or series of related transactions (including, without limitation, a reorganization, consolidated or merger) that results in the transfer of fifty percent (50%) or more of the outstanding voting power of the Corporation (“Change in Control”), shall not be deemed to be a Liquidation for purposes of this Designation.

5. Mandatory Conversion of Series E Preferred Stock. The holders of Series E Preferred Stock shall convert their shares into common stock as follows:

(a) Automatic Conversion. Subject to the provisions of this Section 5, in the event of both (i) an uplist to a national exchange, and (ii) net income of the Corporation of no less than $1,000,000 in a 12 month period, the 80,000 outstanding share of Series E Preferred Stock held by the holders shall automatically convert into 55% of the issued and outstanding common shares of the Corporation. The shares are convertible on the date of trigger pro rata to the holders of Series E Preferred Stock into the applicable percentage, as the case may be, of the issued and outstanding shares of common stock of the Corporation on a non-fully diluted basis, which shall not take into consideration the issued and outstanding derivative securities of the Corporation, such as options, warrants, convertible debt, Preferred Stock, and other securities that have a right to acquire common stock of the Corporation. Fractional shares resulting from the conversion in this Section 5 shall be rounded up to the nearest whole number.

(b) Procedures for Conversion; Effect of Conversion. As of the occurrence of the uplisting in Section 5(a), all outstanding Shares of Series E Preferred Stock shall be converted into the number of shares of common stock calculated pursuant to Section 5(a) without any further action by the relevant holder of the Series E Preferred Stock. As promptly as practicable following such event (but in any event within five (5) days thereafter), the Corporation shall send each holder of shares of Series E Preferred Stock written notice of such event. Upon receipt of such notice, each holder shall surrender to the Corporation the certificate or certificates representing the shares being converted, duly assigned, or endorsed for transfer to the Corporation (or accompanied by duly executed stock powers relating thereto) or, in the event the certificate or certificates are lost, stolen, or missing, accompanied by an affidavit of loss executed by the holder. Upon the surrender of such certificate(s) and accompanying materials, the Corporation shall as promptly as practicable (but in any event within ten (10) days thereafter) deliver to the relevant holder a certificate in such holder’s name (or the name of such holder’s designee as stated in the written election) for the number of shares of common stock (including any fractional share rounded up) to which such holder shall be entitled upon conversion of the applicable shares of Series E Preferred Stock. All shares of common stock issued hereunder by the Corporation shall be duly and validly issued, fully paid, and nonassessable, free and clear of all encumbrances with respect to the issuance thereof.

2

(c) Effect of Conversion. All shares of Series E Preferred Stock converted as provided in this Section 5 shall no longer be deemed outstanding as of the effective time of the applicable conversion and all rights with respect to such shares of Series E Preferred stock shall immediately cease and terminate as of such time, other than the right of the holder to receive shares of common stock in exchange therefor.

(d) Reservation of Stock. The Corporation shall at all times when any shares of Series E Preferred Stock is outstanding reserve and keep available out of its authorized but unissued shares of capital stock, solely for the purpose of issuance upon the conversion of the Series E Preferred Stock, such number of shares of common stock issuable upon the conversion of all outstanding Series E Preferred Stock pursuant to this Section 5. The Corporation shall take all such actions as may be necessary to assure that all such shares of common stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of common stock may be listed (except for official notice of issuance which shall be immediately delivered by the Corporation upon each such issuance). The Corporation shall not close its books against the transfer of any of its capital stock in any manner which would prevent the timely conversion of the Shares of Series E Preferred Stock.

(e) No Charge or Payment. The issuance of certificates for shares of common stock upon conversion of Shares of Series E Preferred Stock pursuant to the terms herein shall be made without payment of additional consideration by, or other charge, cost, or tax to, the holder in respect thereof.

6. No Preemptive Rights. No holder of the Series E Preferred Stock shall be entitled to rights to subscribe for, purchase or receive any part of any new or additional shares of any class, whether now or hereinafter authorized, or of bonds or debentures, or other evidences of indebtedness convertible into or exchangeable for shares of any class, but all such new or additional shares of any class, or any bond, debentures or other evidences of indebtedness convertible into or exchangeable for shares, may be issued and disposed of by the Board of Directors on such terms and for such consideration (to the extent permitted by law), and to such person or persons as the Board of Directors in their absolute discretion may deem advisable.

7. Vote to Change the Terms of or Issue Preferred Stock. A duly authorized and approved action by the Board of Directors at a meeting duly called for such purpose or the written consent without a meeting, and the affirmative vote of the holders of a majority of the outstanding shares of Series E Preferred Stock (in addition to any other corporate approvals then required to effect such action), shall be required for any change to this Certificate of Designation or the Corporation's Articles of Incorporation which would amend, alter, change or repeal any of the powers, designations, preferences and rights of the Series E Preferred Stock.

8. Lost or Stolen Certificates. Upon receipt by the Corporation of evidence satisfactory to the Corporation of the loss, theft, destruction or mutilation of any Preferred Stock Certificates representing the shares of Series E Preferred Stock, and, in the case of loss, theft or destruction, of any indemnification undertaking by the holder to the Corporation and, in the case of mutilation, upon surrender and cancellation of the Preferred Stock Certificate(s), the Corporation shall execute and deliver new preferred stock certificate(s) of like tenor and date; provided, however, that the Corporation shall not be obligated to re-issue Preferred Stock Certificates if the holder contemporaneously requests the Corporation to convert such shares of Series E Preferred Stock into common stock.

9. Failure or Indulgence Not Waiver. No failure or delay on the part of a holder of Series E Preferred Stock in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

3

IN WITNESS WHEREOF the undersigned has signed this Designation this 13th day of March 2025.

Authentic Holdings, Inc.

By:
Name: Chris Giordano Title: President

4